EXHIBIT 99.2

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The selected financial data and the accompanying consolidated financial statements present certain information with respect to the financial position, results of operations and cash flows of HCA Inc. which should be read in conjunction with the following discussion and analysis. The terms “HCA,” “Company,” “we,” “our,” or “us,” as used herein, refer to HCA Inc. and our affiliates unless otherwise stated or indicated by context. The term “affiliates” means direct and indirect subsidiaries of HCA Inc. and partnerships and joint ventures in which such subsidiaries are partners.

Forward-Looking Statements

This annual report on Form 10-K includes certain disclosures which contain “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, that could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the ability to recognize the benefits of the Recapitalization, (2) the impact of the substantial indebtedness incurred to finance the Recapitalization and the ability to refinance such indebtedness on acceptable terms, (3) increases, particularly in the current economic downturn, in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in revenue mix, including potential declines in the population covered under managed care agreements due to the current economic downturn and the ability to enter into and renew managed care provider agreements on acceptable terms, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) changes in federal, state or local laws or regulations affecting the health care industry, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the possible enactment of federal or state health care reform, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, (16) future divestitures which may result in charges, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (20) potential liabilities and other claims that may be asserted against us, and (21) other risk factors described in this annual report on Form 10-K. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by or on behalf of HCA. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this report.

2008 Operations Summary

Net income attributable to HCA Inc. totaled $673 million for the year ended December 31, 2008 compared to $874 million for the year ended December 31, 2007. The 2008 results include gains on sales of facilities of $97 million and impairments of long-lived assets of $64 million. The 2007 results include gains on investments of $8 million, gains on sales of facilities of $471 million and an impairment of long-lived assets of $24 million.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

2008 Operations Summary (Continued)

Revenues increased 5.6% on a consolidated basis and 7.0% on a same facility basis for the year ended December 31, 2008 compared to the year ended December 31, 2007. The consolidated revenues increase can be attributed to the combined impact of a 5.2% increase in revenue per equivalent admission and a 0.5% increase in equivalent admissions. The same facility revenues increase resulted from a 5.1% increase in same facility revenue per equivalent admission and a 1.9% increase in same facility equivalent admissions.

During the year ended December 31, 2008, consolidated admissions declined 0.7% and same facility admissions increased 0.9% compared to the year ended December 31, 2007. Inpatient surgical volumes declined 4.5% on a consolidated basis and declined 0.5% on a same facility basis during the year ended December 31, 2008, compared to the year ended December 31, 2007. Outpatient surgical volumes declined 0.9% on a consolidated basis and declined 0.2% on a same facility basis during the year ended December 31, 2008, compared to the year ended December 31, 2007.

For the year ended December 31, 2008, the provision for doubtful accounts increased to 12.0% of revenues from 11.7% of revenues for the year ended December 31, 2007. Same facility uninsured admissions increased 1.7% and same facility uninsured emergency room visits increased 4.5% for the year ended December 31, 2008 compared to the year ended December 31, 2007.

Interest expense totaled $2.021 billion for the year ended December 31, 2008 compared to $2.215 billion for the year ended December 31, 2007. The $194 million decrease in interest expense for 2008 was due to reductions in both the average debt balance and average interest rate during 2008.

Business Strategy

We are committed to providing the communities we serve high quality, cost-effective health care while complying fully with our ethics policy, governmental regulations and guidelines and industry standards. As a part of this strategy, management focuses on the following principal elements:

Maintain Our Dedication to the Care and Improvement of Human Life.  Our business is built on putting patients first and providing high quality health care services in the communities we serve. Our dedicated professionals oversee our Quality Review System, which measures clinical outcomes, satisfaction and regulatory compliance to improve hospital quality and performance. We are implementing hospitalist programs in some facilities, evidence-based medicine programs and infection reduction initiatives. In addition, we continue to implement advanced health information technology to improve the quality and convenience of services to our communities. We are using our advanced electronic medication administration record, which uses bar coding technology to ensure that each patient receives the right medication, to build toward a fully electronic health record that will provide convenient access, electronic order entry and decision support for physicians. These technologies improve patient safety, quality and efficiency.

Maintain Our Commitment to Ethics and Compliance.  We are committed to a corporate culture highlighted by the following values — compassion, honesty, integrity, fairness, loyalty, respect and kindness. Our comprehensive ethics and compliance program reinforces our dedication to these values.

Leverage Our Leading Local Market Positions.  We strive to maintain and enhance the leading positions that we enjoy in the majority of our markets. We believe that the broad geographic presence of our facilities across a range of markets, in combination with the breadth and quality of services provided by our facilities, increases our attractiveness to patients and large employers and positions us to negotiate more favorable terms from commercial payers and increase the number of payers with whom we contract. We also intend to strategically enhance our outpatient presence in our communities to attract more patients to our facilities.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Business Strategy (Continued)

Expand Our Presence in Key Markets.  We seek to grow our business in key markets, focusing on large, high growth urban and suburban communities, primarily in the southern and western regions of the United States. We seek to strategically invest in new and expanded services at our existing hospitals and surgery centers to increase our revenues at those facilities and provide the benefits of medical technology advances to our communities. We intend to continue to expand high volume and high margin specialty services, such as cardiology and orthopedic services, and increase the capacity, scope and convenience of our outpatient facilities. To complement this intrinsic growth, we intend to continue to opportunistically develop and acquire new hospitals and outpatient facilities.

Continue to Leverage Our Scale.  We will continue to obtain price efficiencies through our group purchasing organization and build on the cost savings and efficiencies in billing, collection and other processes we have achieved through our regional service centers. We are increasingly taking advantage of our national scale by contracting for services on a multistate basis. We will expand our successful shared services model for additional clinical and support functions, such as physician credentialing, medical transcription and electronic medical recordkeeping, across multiple markets.

Continue to Develop Enduring Physician Relationships.  We depend on the quality and dedication of the physicians who serve at our facilities, and we recruit both primary care physicians and specialists to meet community needs. We often assist recruited physicians with establishing and building a practice or joining an existing practice in compliance with regulatory standards. We intend to improve both service levels and revenues in our markets by:

•	expanding the number of high quality specialty services, such as cardiology, orthopedics, oncology and neonatology;

•	continuing to use joint ventures with physicians to further develop our outpatient business, particularly through ambulatory surgery centers and outpatient diagnostic centers;

•	developing medical office buildings to provide convenient facilities for physicians to locate their practices and serve their patients; and

•	continuing our focus on improving hospital quality and performance and implementing advanced technologies in our facilities to attract physicians to our facilities.

Become the Health Care Employer of Choice.  We will continue to use a number of industry-leading practices to help ensure our hospitals are a health care employer of choice in their respective communities. Our staffing initiatives for both care providers and hospital management provide strategies for recruitment, compensation and productivity to increase employee retention and operating efficiency at our hospitals. For example, we maintain an internal contract nursing agency to supply our hospitals with high quality staffing at a lower cost than external agencies. In addition, we have developed several proprietary training and career development programs for our physicians and hospital administrators, including an executive development program designed to train the next generation of hospital leadership. We believe our continued investment in the training and retention of employees improves the quality of care, enhances operational efficiency and fosters employee loyalty.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Our estimates are based on historical experience and various other assumptions we believe are reasonable under the circumstances. We evaluate our estimates on an ongoing basis and make changes to the estimates and related disclosures as experience develops or new information becomes known. Actual results may differ from these estimates.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Critical Accounting Policies and Estimates (Continued)

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenues

Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from payers. Estimates of contractual allowances under managed care health plans are based upon the payment terms specified in the related contractual agreements. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The estimated reimbursement amounts are made on a payer-specific basis and are recorded based on the best information available regarding management’s interpretation of the applicable laws, regulations and contract terms. Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms resulting from contract renegotiations and renewals. We have invested significant resources to refine and improve our computerized billing systems and the information system data used to make contractual allowance estimates. We have developed standardized calculation processes and related training programs to improve the utility of our patient accounting systems.

The Emergency Medical Treatment and Active Labor Act (“EMTALA”) requires any hospital participating in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. Federal and state laws and regulations, including but not limited to EMTALA, require, and our commitment to providing quality patient care encourages, the provision of services to patients who are financially unable to pay for the health care services they receive.

We do not pursue collection of amounts related to patients who meet our guidelines to qualify as charity care; therefore, they are not reported in revenues. Patients treated at our hospitals for nonelective care, who have income at or below 200% of the federal poverty level, are eligible for charity care. The federal poverty level is established by the federal government and is based on income and family size. We provide discounts from our gross charges to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans.

Due to the complexities involved in the classification and documentation of health care services authorized and provided, the estimation of revenues earned and the related reimbursement are often subject to interpretations that could result in payments that are different from our estimates. A hypothetical 1% change in net receivables that are subject to contractual discounts at December 31, 2008 would result in an impact on pretax earnings of approximately $34 million.

Provision for Doubtful Accounts and the Allowance for Doubtful Accounts

The collection of outstanding receivables from Medicare, managed care payers, other third-party payers and patients is our primary source of cash and is critical to our operating performance. The primary collection risks relate to uninsured patient accounts, including patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and copayments) remain outstanding. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to amounts due directly from patients. An estimated allowance for doubtful accounts is recorded for all uninsured accounts, regardless of the aging of those accounts. Accounts are written off when all reasonable internal and external collection efforts have been performed. Prior to 2007, we considered the return of an account from the

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Critical Accounting Policies and Estimates (Continued)

Provision for Doubtful Accounts and the Allowance for Doubtful Accounts (Continued)

primary external collection agency to be the culmination of our reasonable collection efforts and the timing basis for writing off the account balance. During 2007, we modified our collection policies to establish a review of all accounts against certain standard collection criteria, upon completion of our internal collection efforts. Accounts determined to possess positive collectibility attributes are forwarded to a secondary external collection agency and the other accounts are written off. The accounts that are not collected by the secondary external collection agency are written off when they are returned to us by the collection agency (usually within 18 months). Our collection policy change results in a delay in writing off the accounts forwarded to the secondary external collection agency compared to our previous policy, and during 2007 and 2008, we incurred increases in both our gross accounts receivable and the allowance for doubtful accounts due to this delay in recording writeoffs. Writeoffs are based upon specific identification and the writeoff process requires a writeoff adjustment entry to the patient accounting system. We do not pursue collection of amounts related to patients that meet our guidelines to qualify as charity care. Charity care is not reported in revenues and does not have an impact on the provision for doubtful accounts.

The amount of the provision for doubtful accounts is based upon management’s assessment of historical writeoffs and expected net collections, business and economic conditions, trends in federal, state, and private employer health care coverage and other collection indicators. Management relies on the results of detailed reviews of historical writeoffs and recoveries at facilities that represent a majority of our revenues and accounts receivable (the “hindsight analysis”) as a primary source of information in estimating the collectibility of our accounts receivable. We perform the hindsight analysis quarterly, utilizing rolling twelve-months accounts receivable collection and writeoff data. At December 31, 2008, the allowance for doubtful accounts represented approximately 93% of the $5.838 billion patient due accounts receivable balance, including accounts, net of the related estimated contractual discounts, related to patients for which eligibility for Medicaid assistance or charity was being evaluated (“pending Medicaid accounts”). At December 31, 2007, the allowance for doubtful accounts represented approximately 89% of the $4.825 billion patient due accounts receivable balance, including pending Medicaid accounts, net of the related estimated contractual discounts. Days revenues in accounts receivable were 49 days, 53 days and 53 days at December 31, 2008, 2007 and 2006, respectively. Management expects a continuation of the challenges related to the collection of the patient due accounts. Adverse changes in the percentage of our patients having adequate health care coverage, general economic conditions, patient accounting service center operations, payer mix, or trends in federal, state, and private employer health care coverage could affect the collection of accounts receivable, cash flows and results of operations.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Critical Accounting Policies and Estimates (Continued)

Provision for Doubtful Accounts and the Allowance for Doubtful Accounts (Continued)

The approximate breakdown of accounts receivable by payer classification as of December 31, 2008 and 2007 is set forth in the following table:

	% of Accounts Receivable
	Under 91 Days	91—180 Days	Over 180 Days

Accounts receivable aging at December 31, 2008:
Medicare and Medicaid	10%	1%	2%
Managed care and other insurers	17	4	3
Uninsured	21	9	33

Total	48%	14%	38%

Accounts receivable aging at December 31, 2007:
Medicare and Medicaid	11%	1%	2%
Managed care and other insurers	19	4	4
Uninsured	20	11	28

Total	50%	16%	34%

Professional Liability Claims

We, along with virtually all health care providers, operate in an environment with professional liability risks. Since January 1, 2007, our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence, subject to a $5 million per occurrence self-insured retention. Prior to 2007, our facilities’ coverage with our insurance subsidiary was not subject to the $5 million self-insured retention and a substantial portion of our professional liability risks was insured through our wholly-owned insurance subsidiary. Reserves for professional liability risks were $1.387 billion and $1.513 billion at December 31, 2008 and 2007, respectively. The current portion of these reserves, $279 million and $280 million at December 31, 2008 and 2007, respectively, is included in “other accrued expenses.” Obligations covered by reinsurance contracts are included in the reserves for professional liability risks, as the insurance subsidiary remains liable to the extent reinsurers do not meet their obligations. Reserves for professional liability risks (net of $57 million and $44 million receivable under reinsurance contracts at December 31, 2008 and 2007, respectively) were $1.330 billion and $1.469 billion at December 31, 2008 and 2007, respectively. Reserves and provisions for professional liability risks are based upon actuarially determined estimates. The estimated reserve ranges, net of amounts receivable under reinsurance contracts, were $1.102 billion to $1.332 billion at December 31, 2008 and $1.224 billion to $1.471 billion at December 31, 2007. Reserves for professional liability risks represent the estimated ultimate cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves are estimated using individual case-basis valuations and actuarial analyses. Those estimates are subject to the effects of trends in loss severity and frequency. The estimates are continually reviewed and adjustments are recorded as experience develops or new information becomes known. Changes to the estimated reserve amounts are included in current operating results. Provisions for losses related to professional liability risks were $175 million, $163 million and $217 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The reserves for professional liability risks cover approximately 2,800 and 2,600 individual claims at December 31, 2008 and 2007, respectively, and estimates for unreported potential claims. The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. The estimation of the timing of payments beyond a year can vary significantly. Due to the considerable variability that is

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Critical Accounting Policies and Estimates (Continued)

inherent in such estimates, there can be no assurance that the ultimate liability will not exceed management’s estimates.

Income Taxes

We calculate our provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized by identifying the temporary differences that arise from the recognition of items in different periods for tax and accounting purposes. Deferred tax assets generally represent the tax effects of amounts expensed in our income statement for which tax deductions will be claimed in future periods.

Although we believe that we have properly reported taxable income and paid taxes in accordance with applicable laws, federal, state or international taxing authorities may challenge our tax positions upon audit. We account for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Accordingly, we report a liability for unrecognized tax benefits from uncertain tax positions taken or expected to be taken in our income tax return. Final audit results may vary from our estimates.

Results of Operations

Revenue/Volume Trends

Our revenues depend upon inpatient occupancy levels, the ancillary services and therapy programs ordered by physicians and provided to patients, the volume of outpatient procedures and the charge and negotiated payment rates for such services. Gross charges typically do not reflect what our facilities are actually paid. Our facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which the facilities are paid based upon the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from gross charges. We do not pursue collection of amounts related to patients who meet our guidelines to qualify for charity care; therefore, they are not reported in revenues. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care that are similar to the discounts provided to many local managed care plans.

Revenues increased 5.6% to $28.374 billion for the year ended December 31, 2008 from $26.858 billion for the year ended December 31, 2007 and increased 5.4% for the year ended December 31, 2007 from $25.477 billion for the year ended December 31, 2006. The increase in revenues in 2008 can be primarily attributed to the combined impact of a 5.2% increase in revenue per equivalent admission and a 0.5% increase in equivalent admissions compared to the prior year. The increase in revenues in 2007 can be primarily attributed to an 8.3% increase in revenue per equivalent admission, offsetting a 2.7% decline in equivalent admissions compared to 2006.

Admissions declined 0.7% in 2008 compared to 2007 and declined 3.6% in 2007 compared to 2006. Inpatient surgeries declined 4.5% and outpatient surgeries declined 0.9% during 2008 compared to 2007. Inpatient surgeries declined 3.1% and outpatient surgeries declined 2.0% during 2007 compared to 2006. Emergency room visits increased 2.5% during 2008 compared to 2007 and declined 1.9% during 2007 compared to 2006.

Same facility revenues increased 7.0% for the year ended December 31, 2008 compared to the year ended December 31, 2007 and increased 7.4% for the year ended December 31, 2007 compared to the year ended December 31, 2006. The 7.0% increase for 2008 can be primarily attributed to the combined impact of a 5.1% increase in same facility revenue per equivalent admission and a 1.9% increase in same facility equivalent admissions. The 7.4% increase for 2007 can be primarily attributed to an 8.1% increase in same facility revenue per equivalent admission, offsetting a 0.7% decline in equivalent admissions.

Same facility admissions increased 0.9% in 2008 compared to 2007 and declined 1.3% in 2007 compared to 2006. Same facility inpatient surgeries declined 0.5% and same facility outpatient surgeries declined 0.2% during

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Revenue/Volume Trends (Continued)

2008 compared to 2007. Same facility inpatient surgeries declined 1.0% and same facility outpatient surgeries declined 1.1% during 2007 compared to 2006. Same facility emergency room visits increased 3.6% during 2008 compared to 2007 and increased 0.7% during 2007 compared to 2006.

Same facility uninsured emergency room visits increased 4.5% and same facility uninsured admissions increased 1.7% during 2008 compared to 2007. Same facility uninsured emergency room visits increased 7.3% and same facility uninsured admissions increased 9.4% during 2007 compared to 2006. Management believes same facility uninsured emergency room visits and same facility uninsured admissions could continue to increase during 2009 if the adverse general economic and unemployment trends continue.

Admissions related to Medicare, managed Medicare, Medicaid, managed Medicaid, managed care and other insurers and the uninsured for the years ended December 31, 2008, 2007 and 2006 are set forth below.

	Years Ended December 31,
	2008	2007	2006

Medicare	35%	35%	37%
Managed Medicare	9	7	6
Medicaid	8	8	9
Managed Medicaid	7	7	6
Managed care and other insurers	35	37	36
Uninsured	6	6	6

	100%	100%	100%

Several factors negatively affected patient volumes in 2008 and 2007. More stringent enforcement of case management guidelines led to certain patient services being classified as outpatient observation visits instead of one-day admissions. Unit closures and changes in Medicare admission guidelines led to reductions in rehabilitation and skilled nursing admissions. Cardiac admissions have been affected by competition from physician-owned heart hospitals.

The approximate percentages of our inpatient revenues related to Medicare, managed Medicare, Medicaid, managed Medicaid, managed care plans and other insurers and the uninsured for the years ended December 31, 2008, 2007 and 2006 are set forth below.

	Years Ended December 31,
	2008	2007	2006

Medicare	31%	32%	34%
Managed Medicare	8	7	6
Medicaid	7	7	6
Managed Medicaid	4	4	3
Managed care and other insurers	44	44	46
Uninsured	6	6	5

	100%	100%	100%

At December 31, 2008, we owned and operated 38 hospitals and 33 surgery centers in the state of Florida. Our Florida facilities’ revenues totaled $7.099 billion and $6.732 billion for the years ended December 31, 2008 and 2007, respectively. At December 31, 2008, we owned and operated 34 hospitals and 23 surgery centers in the state of

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Revenue/Volume Trends (Continued)

Texas. Our Texas facilities’ revenues totaled $7.351 billion and $6.911 billion for the years ended December 31, 2008 and 2007, respectively. During 2008 and 2007, 55% of our admissions and 51% of our revenues were generated by our Florida and Texas facilities. Uninsured admissions in Florida and Texas represented 63% and 62% of our uninsured admissions during 2008 and 2007, respectively.

We provided $1.747 billion, $1.530 billion and $1.296 billion of charity care (amounts are based upon our gross charges) during the years ended December 31, 2008, 2007 and 2006, respectively. We provide discounts to uninsured patients who do not qualify for Medicaid or charity care. These discounts are similar to those provided to many local managed care plans and totaled $1.853 billion, $1.474 billion and $1.095 billion for the years ended December 31, 2008, 2007 and 2006, respectively.

We receive a significant portion of our revenues from government health programs, principally Medicare and Medicaid, which are highly regulated and subject to frequent and substantial changes. We have increased the indigent care services we provide in several communities in the state of Texas, in affiliation with other hospitals. The state of Texas has been involved in the effort to increase the indigent care provided by private hospitals. As a result of this additional indigent care provided by private hospitals, public hospital districts or counties in Texas have available funds that were previously devoted to indigent care. The public hospital districts or counties are under no contractual or legal obligation to provide such indigent care. The public hospital districts or counties have elected to transfer some portion of these newly available funds to the state’s Medicaid program. Such action is at the sole discretion of the public hospital districts or counties. It is anticipated that these contributions to the state will be matched with federal Medicaid funds. The state then may make supplemental payments to hospitals in the state for Medicaid services rendered. Hospitals receiving Medicaid supplemental payments may include those that are providing additional indigent care services. Such payments must be within the federal UPL established by federal regulation.

During 2007, based upon a review of certain expenditures claimed for federal Medicaid matching funds by the state of Texas, the Centers for Medicare and Medicaid Services (“CMS”) deferred a portion of claimed amounts. CMS completed its review of the claimed expenditures and released the previously deferred amounts during 2008. Our Texas Medicaid revenues included $262 million and $232 million during 2008 and 2007, respectively, of Medicaid supplemental payments pursuant to UPL programs. We expect to continue to recognize net benefits related to the Texas Medicaid supplemental payment program based upon the routine incurrence of indigent care expenditures and expected processing of Medicaid supplemental payments.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Operating Results Summary

The following are comparative summaries of operating results for the years ended December 31, 2008, 2007 and 2006 (dollars in millions):

	2008		2007		2006
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Revenues	$28,374	100.0	$26,858	100.0	$25,477	100.0

Salaries and benefits	11,440	40.3	10,714	39.9	10,409	40.9
Supplies	4,620	16.3	4,395	16.4	4,322	17.0
Other operating expenses	4,554	16.1	4,241	15.7	4,056	16.0
Provision for doubtful accounts	3,409	12.0	3,130	11.7	2,660	10.4
Equity in earnings of affiliates	(223)	(0.8)	(206)	(0.8)	(197)	(0.8)
Gains on sales of investments	—	—	(8)	—	(243)	(1.0)
Depreciation and amortization	1,416	5.0	1,426	5.4	1,391	5.5
Interest expense	2,021	7.1	2,215	8.2	955	3.7
Gains on sales of facilities	(97)	(0.3)	(471)	(1.8)	(205)	(0.8)
Impairment of long-lived assets	64	0.2	24	0.1	24	0.1
Transaction costs	—	—	—	—	442	1.7

	27,204	95.9	25,460	94.8	23,614	92.7

Income before income taxes	1,170	4.1	1,398	5.2	1,863	7.3
Provision for income taxes	268	0.9	316	1.1	626	2.4

Net income	902	3.2	1,082	4.1	1,237	4.9
Net income attributable to noncontrolling interests	229	0.8	208	0.8	201	0.8

Net income attributable to HCA Inc.	$673	2.4	$874	3.3	$1,036	4.1

% changes from prior year:
Revenues	5.6%		5.4%		4.2%
Income before income taxes	(16.3)		(25.0)		(20.1)
Net income attributable to HCA Inc.	(23.0)		(15.7)		(27.2)
Admissions(a)	(0.7)		(3.6)		(2.3)
Equivalent admissions(b)	0.5		(2.7)		(2.4)
Revenue per equivalent admission	5.2		8.3		6.8
Same facility % changes from prior year(c):
Revenues	7.0		7.4		6.2
Admissions(a)	0.9		(1.3)		0.2
Equivalent admissions(b)	1.9		(0.7)		—
Revenue per equivalent admission	5.1		8.1		6.2

(a)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(b)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(c)	Same facility information excludes the operations of hospitals and their related facilities that were either acquired, divested or removed from service during the current and prior year.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Years Ended December 31, 2008 and 2007

Net income attributable to HCA Inc. totaled $673 million for the year ended December 31, 2008 compared to $874 million for the year ended December 31, 2007. Financial results for 2008 include gains on sales of facilities of $97 million and asset impairment charges of $64 million. Financial results for 2007 include gains on sales of facilities of $471 million and an asset impairment charge of $24 million.

Revenues increased 5.6% to $28.374 billion for 2008 from $26.858 billion for 2007. The increase in revenues was due primarily to the combined impact of a 5.2% increase in revenue per equivalent admission and a 0.5% increase in equivalent admissions compared to 2007. Same facility revenues increased 7.0% due primarily to the combined impact of a 5.1% increase in same facility revenue per equivalent admission and a 1.9% increase in same facility equivalent admissions compared to 2007.

During 2008, same facility admissions increased 0.9%, compared to 2007. Inpatient surgical volumes declined 4.5% on a consolidated basis and same facility inpatient surgeries declined 0.5% during 2008 compared to 2007. Outpatient surgical volumes declined 0.9% on a consolidated basis and same facility outpatient surgeries declined 0.2% during 2008 compared to 2007.

Salaries and benefits, as a percentage of revenues, were 40.3% in 2008 and 39.9% in 2007. Salaries and benefits per equivalent admission increased 6.3% in 2008 compared to 2007. Same facility labor rate increases averaged 5.1% for 2008 compared to 2007.

Supplies, as a percentage of revenues, were 16.3% in 2008 and 16.4% in 2007. Supply costs per equivalent admission increased 4.5% in 2008 compared to 2007. Same facility supply costs increased 8.0% for medical devices, 2.8% for pharmacy supplies, 18.7% for blood products and 6.6% for general medical and surgical items in 2008 compared to 2007.

Other operating expenses, as a percentage of revenues, increased to 16.1% in 2008 from 15.7% in 2007. Other operating expenses are primarily comprised of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance (including professional liability insurance) and nonincome taxes. Increases in professional fees paid to hospitalists, emergency room physicians and anesthesiologists represented 20 basis points of the 2008 increase in other operating expenses. Other operating expenses include $143 million and $187 million of indigent care costs in certain Texas markets during 2008 and 2007, respectively. Provisions for losses related to professional liability risks were $175 million and $163 million for 2008 and 2007, respectively.

Provision for doubtful accounts, as a percentage of revenues, increased to 12.0% for 2008 from 11.7% in 2007. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to uninsured amounts due directly from patients. The increase in the provision for doubtful accounts, as a percentage of revenues, can be attributed to an increasing amount of patient financial responsibility under certain managed care plans and same facility increases in uninsured emergency room visits of 4.5% and uninsured admissions of 1.7% in 2008 compared to 2007. At December 31, 2008, our allowance for doubtful accounts represented approximately 93% of the $5.838 billion total patient due accounts receivable balance, including accounts, net of estimated contractual discounts, related to patients for which eligibility for Medicaid coverage was being evaluated.

Equity in earnings of affiliates increased from $206 million for 2007 to $223 million for 2008. Equity in earnings of affiliates relates primarily to our Denver, Colorado market joint venture.

No net gains on investments were recognized during 2008 and net gains on investments for 2007 of $8 million relate to sales of investment securities by our wholly-owned insurance subsidiary. Net unrealized losses on investment securities were $48 million at December 31, 2008, representing a $69 million decline from a net unrealized gain position of $21 million at December 31, 2007.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Years Ended December 31, 2008 and 2007 (Continued)

Depreciation and amortization decreased, as a percentage of revenues, to 5.0% in 2008 from 5.4% in 2007. Depreciation expense was $1.412 billion for 2008 and $1.421 billion for 2007.

Interest expense decreased to $2.021 billion for 2008 from $2.215 billion for 2007. The decrease in interest expense was due to reductions in both the average debt balance and the average effective interest rate on long-term debt. Our average debt balance was $27.211 billion for 2008 compared to $27.732 billion for 2007. The average interest rate for our long-term debt decreased from 7.6% at December 31, 2007 to 6.9% at December 31, 2008.

Gains on sales of facilities were $97 million for 2008 and included $81 million of net gains on the sales of two hospital facilities and $16 million of net gains on sales of real estate and other health care entity investments. Gains on sales of facilities were $471 million for 2007 and included a $312 million gain on the sale of our two Switzerland hospitals, a $131 million gain on the sale of a facility in Florida and $28 million of net gains on sales of real estate and other health care entity investments.

The effective tax rate was 22.9% for 2008 and 22.6% for 2007, which include reductions of 5.6% and 4.0%, respectively, related to income attributable to noncontrolling interests from consolidated partnerships. Primarily as a result of reaching a settlement with the IRS Appeals Division and the revision of the amount of a proposed IRS adjustment related to prior taxable periods, we reduced our provision for income taxes by $69 million in 2008. Our 2007 provision for income taxes was reduced by $85 million, principally based on receiving new information related to tax positions taken in a prior taxable year, and by an additional $39 million to adjust 2006 state tax accruals to the amounts reported on completed tax returns and based upon an analysis of the Recapitalization costs. Excluding the effect of these adjustments, the effective tax rates for 2008 and 2007 would have been 28.8% and 31.5%, respectively.

Net income attributable to noncontrolling interests increased from $208 million for 2007 to $229 million for 2008. The increase relates primarily to our Austin, Texas market partnership and our group purchasing organization.

Years Ended December 31, 2007 and 2006

Net income attributable to HCA Inc. totaled $874 million for the year ended December 31, 2007 compared to $1.036 billion for the year ended December 31, 2006. Financial results for 2007 include gains on sales of facilities of $471 million, gains on investments of $8 million and an asset impairment charge of $24 million. Financial results for 2006 include gains on sales of facilities of $205 million, gains on investments of $243 million, expenses related to the Recapitalization of $442 million and an asset impairment charge of $24 million.

Revenues increased 5.4% to $26.858 billion for 2007 from $25.477 billion for 2006. The increase in revenues was due primarily to an 8.3% increase in revenue per equivalent admission, offsetting a 2.7% decline in equivalent admissions compared to the prior year. Same facility revenues increased 7.4% due to an 8.1% increase in same facility revenue per equivalent admission, offsetting a 0.7% decline in same facility equivalent admissions compared to the prior year.

During 2007, same facility admissions declined 1.3% compared to 2006. Inpatient surgical volumes declined 3.1% on a consolidated basis and same facility inpatient surgeries declined 1.0% during 2007 compared to 2006. Outpatient surgical volumes declined 2.0% on a consolidated basis and same facility outpatient surgeries declined 1.1% during 2007 compared to 2006.

Salaries and benefits, as a percentage of revenues, were 39.9% in 2007 and 40.9% in 2006. Salaries and benefits per equivalent admission increased 5.8% in 2007 compared to 2006. Labor rate increases averaged 5.0% for 2007 compared to 2006.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Years Ended December 31, 2007 and 2006 (Continued)

Supplies, as a percentage of revenues, were 16.4% in 2007 and 17.0% in 2006. Supply costs per equivalent admission increased 4.5% in 2007 compared to 2006. Same facility supply costs increased 6.4% for medical devices, primarily for orthopedic supplies, 13.1% for blood products, and 5.6% for general medical and surgical items.

Other operating expenses, as a percentage of revenues, decreased to 15.7% in 2007 from 16.0% in 2006. Other operating expenses are primarily comprised of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance (including professional liability insurance) and nonincome taxes. Other operating expenses include $187 million and $11 million of indigent care costs in certain Texas markets during 2007 and 2006, respectively. Provisions for losses related to professional liability risks were $163 million and $217 million for 2007 and 2006, respectively. The reduction in the provision for professional liability risks reflects the recognition by our actuaries of improving frequency and severity claim trends at our facilities.

Provision for doubtful accounts, as a percentage of revenues, increased to 11.7% for 2007 from 10.4% in 2006. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to uninsured amounts due directly from patients. The increase in the provision for doubtful accounts, as a percentage of revenues, can be attributed to an increasing amount of patient financial responsibility under certain managed care plans and same facility increases in uninsured emergency room visits of 7.3% and uninsured admissions of 9.4% in 2007 compared to 2006. At December 31, 2007, our allowance for doubtful accounts represented approximately 89% of the $4.825 billion total patient due accounts receivable balance, including accounts, net of estimated contractual discounts, related to patients for which eligibility for Medicaid coverage was being evaluated.

Equity in earnings of affiliates increased from $197 million for 2006 to $206 million for 2007. Equity in earnings of affiliates relates primarily to our Denver, Colorado market joint venture.

Gains on investments for 2007 and 2006 of $8 million and $243 million, respectively, relate to sales of investment securities by our wholly-owned insurance subsidiary. The decrease in realized gains for 2007 was primarily due to the decision to liquidate our equity investment portfolio and reinvest in debt and interest-bearing investments during the fourth quarter of 2006. Net unrealized gains on investment securities declined from $25 million at December 31, 2006 to $21 million at December 31, 2007.

Depreciation and amortization decreased, as a percentage of revenues, to 5.4% in 2007 from 5.5% in 2006. Purchases of property and equipment of $1.444 billion during 2007 were generally equivalent to depreciation expense for 2007 of $1.421 billion.

Interest expense increased to $2.215 billion for 2007 from $955 million for 2006. The increase in interest expense is primarily due to the increased debt related to the Recapitalization. Our average debt balance was $27.732 billion for 2007 compared to $13.811 billion for 2006. The average interest rate for our long-term debt decreased from 7.9% at December 31, 2006 to 7.6% at December 31, 2007.

Gains on sales of facilities were $471 million for 2007 and included a $312 million gain on the sale of our two Switzerland hospitals and a $131 million gain on the sale of a facility in Florida. Gains on sales of facilities were $205 million for 2006 and included a $92 million gain on the sale of four hospitals in West Virginia and Virginia and a $93 million gain on the sale of two hospitals in Florida.

The effective tax rate was 22.6% for 2007 and 33.6% for 2006, which include reductions of 4.0% for each year related to income attributable to noncontrolling interests from consolidated partnerships. Based on new information received in 2007 related primarily to tax positions taken in prior taxable periods, we reduced our provision for income taxes by $85 million, and by an additional $39 million to adjust 2006 state tax accruals to the amounts reported on completed tax returns and based upon an analysis of the Recapitalization costs. Excluding the effect of these adjustments, the effective tax rate for 2007 would have been 31.5%.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Results of Operations (Continued)

Years Ended December 31, 2007 and 2006 (Continued)

Net income attributable to noncontrolling interests increased from $201 million for 2006 to $208 million for 2007. The increase relates primarily to the operations of surgery centers and other outpatient services entities.

Liquidity and Capital Resources

Our primary cash requirements are paying our operating expenses, servicing of our debt, capital expenditures on our existing properties and acquisitions of hospitals and other health care entities. Our primary cash sources are cash flow from operating activities, issuances of debt and equity securities and dispositions of hospitals and other health care entities.

Cash provided by operating activities totaled $1.990 billion in 2008 compared to $1.564 billion in 2007 and $1.988 billion in 2006. Working capital totaled $2.391 billion at December 31, 2008 and $2.356 billion at December 31, 2007. The $426 million increase in cash provided by operating activities for 2008, compared to 2007, relates primarily to changes in working capital items. The changes in accounts receivable (net of the provision for doubtful accounts), inventories and other assets, and accounts payable and accrued expenses contributed $42 million to cash provided by operating activities for 2008 while changes in these items decreased cash provided by operating activities by $485 million for 2007. The $424 million decrease in cash provided by operating activities for 2007, compared to 2006, relates primarily to the combined impact of a $604 million increase in net cash payments for interest and income taxes and a $205 million increase from changes in working capital items. The net impact of the cash payments for interest and income taxes was an increase in cash payments of $111 million for 2008 compared to 2007 and an increase of $604 million for 2007 compared to 2006.

Cash used in investing activities was $1.467 billion, $479 million and $1.307 billion in 2008, 2007 and 2006, respectively. Excluding acquisitions, capital expenditures were $1.600 billion in 2008, $1.444 billion in 2007 and $1.865 billion in 2006. We expended $85 million, $32 million and $112 million for acquisitions of hospitals and health care entities during 2008, 2007 and 2006, respectively. Expenditures for acquisitions in all three years were generally comprised of outpatient and ancillary services entities and were funded by a combination of cash flows from operations and the issuance or incurrence of debt. Planned capital expenditures are expected to approximate $1.5 billion in 2009. At December 31, 2008, there were projects under construction which had an estimated additional cost to complete and equip over the next five years of $1.450 billion. We expect to finance capital expenditures with internally generated and borrowed funds.

During 2008, we received cash proceeds of $143 million from dispositions of two hospitals, and $50 million from sales of other health care entities and real estate investments. During 2007, we sold three hospitals for cash proceeds of $661 million, and we also received cash proceeds of $106 million related primarily to the sales of real estate investments. The sales of nine hospitals were completed during 2006 for cash proceeds of $560 million, and we also received cash proceeds of $91 million on the sales of real estate investments and our equity investment in a hospital joint venture.

Cash used in financing activities totaled $451 million in 2008, $1.326 billion in 2007 and $383 million in 2006. During 2008 and 2007, we used cash proceeds from sales of facilities and available cash provided by operations to make net debt repayments of $260 million and $1.270 billion, respectively. During 2008, 2007 and 2006, we made distributions to noncontrolling interests of $178 million, $152 million and $148 million, respectively. The Recapitalization included the issuance of $19.964 billion of long-term debt, the receipt of $3.782 billion of equity contributions, the repurchase of $20.364 billion of common stock, the payment of $745 million for Recapitalization related fees and expenses, and the retirement of $3.182 billion of existing long-term debt. We may in the future repurchase portions of our debt securities, subject to certain limitations, from time to time in either the open market or through privately negotiated transactions, in accordance with applicable SEC and other legal requirements. The

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Liquidity and Capital Resources (Continued)

timing, prices, and sizes of purchases depend upon prevailing trading prices, general economic and market conditions, and other factors, including applicable securities laws. Funds for the repurchase of debt securities have, and are expected to, come primarily from cash generated from operations and borrowed funds.

In addition to cash flows from operations, available sources of capital include amounts available under our senior secured credit facilities ($1.858 billion as of December 31, 2008 and $2.038 billion as of February 28, 2009) and anticipated access to public and private debt markets.

Investments of our professional liability insurance subsidiary, to maintain statutory equity and pay claims incurred prior to 2007, totaled $1.622 billion and $1.899 billion at December 31, 2008 and 2007, respectively. The insurance subsidiary maintained reserves for professional liability risks of $816 million and $1.165 billion at December 31, 2008 and 2007, respectively. Our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence; however, since January 2007, this coverage is subject to a $5 million per occurrence self-insured retention. Claims payments, net of reinsurance recoveries, during the next twelve months are expected to approximate $250 million. We estimate that approximately $50 million of the expected net claim payments during the next twelve months will relate to claims incurred subsequent to 2006.

Financing Activities

Due to the Recapitalization, we are a highly leveraged company with significant debt service requirements. Our debt totaled $26.989 billion and $27.308 billion at December 31, 2008 and 2007, respectively. Our interest expense was $2.021 billion for 2008 and $2.215 billion for 2007.

In connection with the Recapitalization, we entered into (i) a $2.000 billion senior secured asset-based revolving credit facility with a borrowing base of 85% of eligible accounts receivable, subject to customary reserves and eligibility criteria (fully utilized at December 31, 2008) (the “ABL credit facility”) and (ii) a senior secured credit agreement (the “cash flow credit facility” and, together with the ABL credit facility, the “senior secured credit facilities”), consisting of a $2.000 billion revolving credit facility ($1.858 billion available at December 31, 2008 after giving effect to certain outstanding letters of credit), a $2.750 billion term loan A ($2.525 billion outstanding at December 31, 2008), a $8.800 billion term loan B ($8.624 billion outstanding at December 31, 2008) and a €1.000 billion European term loan (€611 million, or $853 million, outstanding at December 31, 2008).

Also in connection with the Recapitalization, we issued $4.200 billion of senior secured notes (comprised of $1.000 billion of 9 1/8% notes due 2014 and $3.200 billion of 9 1/4% notes due 2016) and $1.500 billion of 9 5/8% cash/10 3/8% in-kind senior secured toggle notes (which allow us, at our option, to pay interest in-kind during the first five years) due 2016, which are subject to certain standard covenants. In November 2008, we elected to make an interest payment for the interest period ending in May 2009 by paying in-kind instead of paying interest in cash.

The senior secured credit facilities and senior secured notes are fully and unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned material domestic subsidiaries that are “Unrestricted Subsidiaries” under our Indenture dated as of December 16, 1993 (except for certain special purpose subsidiaries that only guarantee and pledge their assets under our ABL credit facility). In addition, borrowings under the European term loan are guaranteed by all material, wholly-owned European subsidiaries.

Management believes that cash flows from operations, amounts available under our senior secured credit facilities and our anticipated access to public and private debt markets will be sufficient to meet expected liquidity needs during the next twelve months.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Contractual Obligations and Off-Balance Sheet Arrangements

As of December 31, 2008, maturities of contractual obligations and other commercial commitments are presented in the table below (dollars in millions):

	Payments Due by Period
Contractual Obligations(a)	Total	Current	2-3 Years	4-5 Years	After 5 Years

Long-term debt including interest, excluding the senior secured credit facilities(b)	$22,500	$1,175	$3,291	$3,842	$14,192
Loans outstanding under the senior secured credit facilities, including interest(b)	17,337	1,157	2,492	13,688	—
Operating leases(c)	1,255	225	352	224	454
Purchase and other obligations(c)	36	30	6	—	—

Total contractual obligations	$41,128	$2,587	$6,141	$17,754	$14,646

Other Commercial Commitments Not Recorded on the	Commitment Expiration by Period
Consolidated Balance Sheet	Total	Current	2-3 Years	4-5 Years	After 5 Years

Surety bonds(d)	$141	$134	$7	$—	$—
Letters of credit(e)	92	12	—	50	30
Physician commitments(f)	39	16	23	—	—
Guarantees(g)	2	—	—	—	2

Total commercial commitments	$274	$162	$30	$50	$32

(a)	We have not included obligations to pay estimated professional liability claims ($1.387 billion at December 31, 2008) in this table. The estimated professional liability claims, which have occurred prior to 2007, are expected to be funded by the designated investment securities that are restricted for this purpose ($1.622 billion at December 31, 2008). We also have not included obligations related to unrecognized tax benefits of $625 million at December 31, 2008, as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.

(b)	Estimates of interest payments assumes that interest rates, borrowing spreads and foreign currency exchange rates at December 31, 2008, remain constant during the period presented.

(c)	Future operating lease obligations and purchase obligations are not recorded in our consolidated balance sheet.

(d)	Amounts relate primarily to instances in which we have agreed to indemnify various commercial insurers who have provided surety bonds to cover damages for malpractice cases which were awarded to plaintiffs by the courts. These cases are currently under appeal and the bonds will not be released by the courts until the cases are closed.

(e)	Amounts relate primarily to instances in which we have letters of credit outstanding with insurance companies that issued workers compensation insurance policies to us in prior years. The letters of credit serve as security to the insurance companies for payment obligations we retained.

(f)	In consideration for physicians relocating to the communities in which our hospitals are located and agreeing to engage in private practice for the benefit of the respective communities, we make advances to physicians, normally over a period of one year, to assist in establishing the physicians’ practices. The actual amount of these commitments to be advanced often depends upon the financial results of the physicians’ private practices during the recruitment agreement payment period. The physician commitments reflected were based on our maximum exposure on effective agreements at December 31, 2008.

(g)	We have entered into guarantee agreements related to certain leases.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Market Risk

We are exposed to market risk related to changes in market values of securities. The investments in debt and equity securities of our wholly-owned insurance subsidiary were $1.614 billion and $8 million, respectively, at December 31, 2008. These investments are carried at fair value, with changes in unrealized gains and losses being recorded as adjustments to other comprehensive income. At December 31, 2008, we had a net unrealized loss of $48 million on the insurance subsidiary’s investment securities.

We are exposed to market risk related to market illiquidity. Liquidity of the investments in debt and equity securities of our wholly-owned insurance subsidiary could be impaired by the inability to access the capital markets. Should the wholly-owned insurance subsidiary require significant amounts of cash in excess of normal cash requirements to pay claims and other expenses on short notice, we may have difficulty selling these investments in a timely manner or be forced to sell them at a price less than what we might otherwise have been able to in a normal market environment. At December 31, 2008, our wholly-owned insurance subsidiary had invested $536 million ($573 million par value) in municipal, tax-exempt student loan auction rate securities which were classified as long-term investments. The auction rate securities (“ARS”) are publicly issued securities with long-term stated maturities for which the interest rates are reset through a Dutch auction every seven to 35 days. With the liquidity issues experienced in global credit and capital markets, the ARS held by our wholly-owned insurance subsidiary have experienced multiple failed auctions, beginning on February 11, 2008, as the amount of securities submitted for sale exceeded the amount of purchase orders. There is a very limited market for the ARS at this time. We do not currently intend to attempt to sell the ARS as the liquidity needs of our insurance subsidiary are expected to be met by other investments in its investment portfolio. These securities continue to accrue and pay interest semi-annually based on the failed auction maximum rate formulas stated in their respective Official Statements. During the failed auction period beginning February 11, 2008 and ending December 31, 2008, certain issuers of our ARS have redeemed $93 million of our securities at par value. If uncertainties in the credit and capital markets continue or there are ratings downgrades on the ARS held by our insurance subsidiary, we may be required to recognize other-than-temporary impairments on these long-term investments in future periods.

We are also exposed to market risk related to changes in interest rates and we periodically enter into interest rate swap agreements to manage our exposure to these fluctuations. Our interest rate swap agreements involve the exchange of fixed and variable rate interest payments between two parties, based on common notional principal amounts and maturity dates. The notional amounts of the swap agreements represent balances used to calculate the exchange of cash flows and are not our assets or liabilities. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions. The interest payments under these agreements are settled on a net basis. These derivatives have been recognized in the financial statements at their respective fair values. Changes in the fair value of these derivatives are included in other comprehensive income.

With respect to our interest-bearing liabilities, approximately $5.055 billion of long-term debt at December 31, 2008 is subject to variable rates of interest, while the remaining balance in long-term debt of $21.934 billion at December 31, 2008 is subject to fixed rates of interest. Both the general level of interest rates and, for the senior secured credit facilities, our leverage affect our variable interest rates. Our variable rate debt is comprised primarily of amounts outstanding under the senior secured credit facilities. Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the federal funds rate plus 1/2 of 1% and (2) the prime rate of Bank of America or (b) a LIBOR rate for the currency of such borrowing for the relevant interest period. The applicable margin for borrowings under the senior secured credit facilities, with the exception of term loan B where the margin is static, may be reduced subject to attaining certain leverage ratios. The average rate for our long-term debt decreased from 7.6% at December 31, 2007 to 6.9% at December 31, 2008. On February 16, 2007, we amended the cash flow credit facility to reduce the applicable margins with respect to the term borrowings thereunder. On June 20, 2007, we amended the ABL credit facility to reduce the applicable margin with respect to borrowings thereunder.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

Market Risk (Continued)

The estimated fair value of our total long-term debt was $20.225 billion at December 31, 2008. The estimates of fair value are based upon the quoted market prices for the same or similar issues of long-term debt with the same maturities. Based on a hypothetical 1% increase in interest rates, the potential annualized reduction to future pretax earnings would be approximately $51 million. To mitigate the impact of fluctuations in interest rates, we generally target a portion of our debt portfolio to be maintained at fixed rates.

Our international operations and the European term loan expose us to market risks associated with foreign currencies. In order to mitigate the currency exposure related to debt service obligations through December 31, 2011 under the European term loan, we have entered into cross currency swap agreements. A cross currency swap is an agreement between two parties to exchange a stream of principal and interest payments in one currency for a stream of principal and interest payments in another currency over a specified period.

Financial Instruments

Derivative financial instruments are employed to manage risks, including foreign currency and interest rate exposures, and are not used for trading or speculative purposes. We recognize derivative instruments, such as interest rate swap agreements and foreign exchange contracts, in the consolidated balance sheets at fair value. Changes in the fair value of derivatives are recognized periodically either in earnings or in stockholders’ equity, as a component of other comprehensive income, depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income, and subsequently reclassified to earnings to offset the impact of the hedged items when they occur. Changes in the fair value of derivatives not qualifying as hedges, and for any portion of a hedge that is ineffective, are reported in earnings.

The net interest paid or received on interest rate swaps is recognized as interest expense. Gains and losses resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to expense over the remaining period of the debt originally covered by the terminated swap.

Effects of Inflation and Changing Prices

Various federal, state and local laws have been enacted that, in certain cases, limit our ability to increase prices. Revenues for general, acute care hospital services rendered to Medicare patients are established under the federal government’s prospective payment system. Total fee-for-service Medicare revenues approximated 23% in 2008, 24% in 2007 and 25% in 2006 of our total patient revenues.

Management believes that hospital industry operating margins have been, and may continue to be, under significant pressure because of changes in payer mix and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. In addition, as a result of increasing regulatory and competitive pressures, our ability to maintain operating margins through price increases to non-Medicare patients is limited.

IRS Disputes

We are currently contesting before the Appeals Division of the Internal Revenue Service (the “IRS”) certain claimed deficiencies and adjustments proposed by the IRS in connection with its examinations of the 2003 and 2004 federal income returns for HCA and 17 affiliates that are treated as partnerships for federal income tax purposes (“affiliated partnerships”). The disputed items include the timing of recognition of certain patient service revenues and our method for calculating the tax allowance for doubtful accounts.

HCA INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS — (Continued)

IRS Disputes (Continued)

Eight taxable periods of HCA and its predecessors ended in 1995 through 2002 and the 2002 taxable year of 13 affiliated partnerships, for which the primary remaining issue is the computation of the tax allowance for doubtful accounts, are pending before the IRS Examination Division or the United States Tax Court as of December 31, 2008. The IRS began an audit of the 2005 and 2006 federal income tax returns for HCA and seven affiliated partnerships during 2008.

Management believes that HCA, its predecessors and affiliates properly reported taxable income and paid taxes in accordance with applicable laws and agreements established with the IRS and that final resolution of these disputes will not have a material, adverse effect on our results of operations or financial position. However, if payments due upon final resolution of these issues exceed our recorded estimates, such resolutions could have a material, adverse effect on our results of operations or financial position.